Exhibit 10.6

DATED 6th February 2023

(1)	DAVION HEALTHCARE (UK) LTD

(2)	DAVION HEALTHCARE PLC

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT dated 6th February 2023

PARTIES:

(1)	DAVION HEALTHCARE (UK) LTD a company incorporated in England and Wales under company number 13104620, whose registered office is situated at 264 High Street, Beckenham, Kent, BR3 1DZ, United Kingdom (the " Vendor").

AND

(2)	DAVION HEALTHCARE PLC a company incorporated in Cyprus under company number HE 441027, whose registered office is situated at Victory House, 205 Archbishop Makarios Avenue, 3030 Limassol, Cyprus (the " Purchaser").

INTRODUCTION:

(A)	The Vendor is the legal and beneficial owner of 100 % of the issued share capital of Davion Ltd (“the Company”), a company incorporated in England and Wales under company number 12528993 the details of which are set out in Schedule 1.

(B)	The Vendors have agreed to sell, and the Purchaser has agreed to acquire the entire asset portfolio of the Company as set out in Schedule 3 herein, on the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.1.	References to statutes or statutory provisions include those statutes or statutory provisions as amended, extended, consolidated, re-enacted or replaced from time to time and any orders, regulations, instruments or other subordinate legislation made under them.

1.2.	Unless specified to the contrary, use of the singular is deemed to include the plural, use of any gender is deemed to include every gender and any reference to a person is deemed to include a corporation, a partnership and other body or entity; and (in each case) vice versa.

1.3	Any undertaking by any of the parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing.

1.4	Clause and schedule headings shall not affect interpretation.

1.5	This agreement supersedes any and all previous agreements between the two parties.

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2.	Sale of One Hundred Percent (100%) of the assets of the Company

3.	On the terms of this agreement, the Vendors shall sell, and the Purchaser shall buy, with effect from Completion, the entire portfolio of the Company.

4.	Consideration

4.1.

The Consideration by the Purchaser on Completion is:

€65,000,000 payable in 12,258,458 Davion Healthcare Plc ordinary shares on completion, at a share price equivalent to €5.30 per share. Such Ordinary shares to be distributed Pari Passu to the shareholders of the Vendor based on the Vendor’s share register at the time of completion.

The Consideration of the Vendors on Completion is the transfer to the Purchaser of 100% of the product portfolio of the Company.

4.2.	The Consideration Shares shall be issued credited as fully paid up and shall rank pari passu in all respects with any existing ordinary shares of the Purchaser.

5.	Completion

5.1.	Completion shall take place at a place and at such time and date as the Vendors and the Purchaser may agree following the satisfaction of any conditions set out in this agreement.

5.2.	Each party shall execute such further documents and perform and do such further acts and things following Completion as the other party may reasonably request in writing in order to carry the provisions of this Agreement into full effect.

6.	Costs

Each party will pay its own costs and expenses incurred in the preparation and negotiation of this Agreement.

7.	General

7.1.	None of the rights or obligations of either party under this Agreement may be assigned or transferred without the prior written consent of the other party except that the Purchaser may transfer them to another company wholly owned by the Purchaser.

7.2.	This Agreement and the documents referred to in it constitute the entire agreement between the parties relating to their subject matter and supersede all previous agreements between the parties relating to that subject matter. There shall be deemed to be comprised in this Agreement all letters and acknowledgements exchanged between the parties contemporaneously with and expressed to be ancillary to this Agreement.

7.3.	The provisions of this Agreement may be varied by the parties, however any variation or waiver of any of the terms of this Agreement shall not be binding unless set out in writing, expressed to amend this Agreement and signed by or on behalf of each of the parties.

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7.4.	This Agreement shall be governed by the laws of England and Wales.

7.5.	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement, any of the documents in the agreed form or any document supplemental thereto in respect of any claim brought against the Purchaser and shall have exclusive jurisdiction in respect of any claim brought by the Purchaser.

7.6.	If any provision of this Agreement, or any part of a provision of this Agreement, is found to be illegal, invalid or unenforceable the remaining provisions, or the remainder of the provision concerned, shall continue in effect.

7.7.	The express rights and remedies provided in this Agreement do not exclude any other rights or remedies provided by law, except to the extent that the rights and remedies of a party are expressly excluded or restricted by the terms of this Agreement.

7.8.	This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement. Each party may enter into this Agreement by executing a counterpart.

7.9.	Each individual signing this Agreement on behalf of a party represents that he has been fully empowered by that party to execute this Agreement, that all necessary action to authorise execution of this Agreement by him has been taken by such party, that the party on whose behalf he executes this Agreement has full authority, power and capacity to enter into this Agreement and that all necessary actions have been taken to enable that party lawfully to enter into this Agreement.

8.	Execution

8.1.	This Agreement is entered into by the parties on the date at the beginning of this Agreement.

8.2.	This Agreement shall be immediately enforceable and effective between any parties who have duly executed the same, notwithstanding the failure to execute by any other person named as a party hereto.

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Schedule 1 - Particulars of the Vendors

DAVION HEALTHCARE (UK) LTD (“the Vendor”) a company incorporated in England and Wales under company number 13104620.

Registered Office is situated at 264 High Street, Beckenham, Kent, BR3 1DZ, United Kingdom

Davion Ltd (“the Company”), a company incorporated in England and Wales under company number 12528993.

Registered Office is situated at 264 High Road, Beckenham, Kent, BR3 1DZ

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Schedule 2 – Purchaser’s Warranties

1.	The Purchaser has full power to enter into and perform its obligations under this Agreement which will, when executed, constitute lawful and binding obligations on the Purchaser in accordance with its terms.

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Schedule 3 – Vendors Portfolio

On completion the Vendor will transfer to the Purchaser, the following Products, Services and Intellectual Property, including all documents, components, moulds, dies, patents, trademarks, stock, product recipes, website domain names and any and all items, documents and information which form part of and/or relate to any of the Vendors product portfolio as at the date of completion.

The Portfolio consists of the following Products/Services:

•	BIO-GENEX

•	BREASTCHECK

•	MERIT

•	TESTIC

•	TRICOS

•	DAVION MASKS

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EXECUTED AS AN AGREEMENT on the date first dated above by:

Signed by Jack Kaye
In his capacity as a Director of	/s/ Jack Kaye
DAVON HEALTHCARE PLC

Signed by DAVID OVER
in his capacity as Director of	/s/ David Over
DAVION HEALTHCARE (UK) LTD

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